Exhibit 10.3

August 15, 2013	VIA E-MAIL

Employee Name and Address

Re: Salary Deferral Opportunity for August 2013

Dear [Employee Name]:

As you know, we are working on a strategic partner transaction with JXTC in China that would involve the sale of our interest in the Cameroon project. We are making progress, but it would take additional time to close and is subject to a variety of conditions and approvals.

We are also working on possible transactions involving our other projects, as well as raising additional financing for the company.

Under the circumstances, we are seeking to reduce the company’s expenditures.

As part of that effort, we are presenting to you and all other salaried-exempt employees a VOLUNTARY opportunity with respect to the August payroll, as follows:

1. You may, if you choose to do so, defer one-half of your base salary compensation for the month of August 2013. If you desire to defer more than this up to your full base salary compensation for August 2013, you are also welcome to do so (but in all events you must receive on a current basis enough of your base salary to cover mandatory tax and other withholdings as estimated by the company in its sole discretion on a good-faith basis).

2. Any amount that you defer would be payable to you, along with an additional payment equal to 100% of the amount deferred (the “Deferral Inducement Amount”), on the earlier of the following: (a) receipt of proceeds from JXTC from the sale of our interest in the Cameroon project, (b) receipt of proceeds from a significant financing in an amount expected to be sufficient to cover the company’s cash requirement for at least 6 months, or (c) March 14, 2014. We presently anticipate that the JXTC sale event, or any financing event, if they occur, may not be for a number of months.

I want to emphasize that the deferral opportunity described above (the “Deferral Opportunity”) is subject to your acceptance, and is entirely VOLUNTARY.

If you desire to accept the Deferral Opportunity, please complete the attached Salary Deferral Election and return it to Shelia Short by 5:00 p.m. (MT) Thursday, August 22, 2013. If you do not return the Salary Deferral Election to Shelia by that time, we will assume that you decided to not participate in the Deferral Opportunity.

Thank you very much for your consideration.

Best regards,

Michael Mason

CEO

Attachment: Salary Deferral Election Form

Salary Deferral Election

I,             (print your name), hereby elect to take advantage of the “Deferral Opportunity” set forth in the accompanying letter sent to me by Geovic Mining Corp. (the “Company”), dated August 15, 2013 (the “Letter”). My deferral election is as follows:

1. I hereby elect to defer                     % (print clearly the whole percentage of August 2013 salary you wish to defer) of my base salary for the month of August 2013 (the “Deferral Amount”). I understand that the Deferral Amount can be no less than 50% of my base salary for the month and may be up to the full amount of my base salary for the month, but that in all events I will receive on a current basis enough of my base salary for August 2013 to cover my mandatory tax and other withholdings as estimated by the Company in its sole discretion on a good-faith basis.

2. I understand and agree that the Deferral Amount and the Deferral Inducement Amount (as defined in the Letter) would be paid at the time or times set forth in the Letter.

3. I have read the Letter and reviewed the Deferral Opportunity in its entirety. I have been given the opportunity to consult with tax, legal, and financial advisors prior to making this deferral election.

4. I am making this base salary deferral on a VOLUNTARY basis and of my own free will. The Company has not pressured me in any way to make or refrain from making this deferral election.

5. I understand that the Deferral Amount and the Deferral Inducement Amount will be paid from the general assets of the Company, and no cash or other property will be held in trust or set aside for me in any way. I understand further that I will have no special claim to any of the Company’s assets as a result of this deferral election. My right to receive the amount I defer and to receive the Deferral Inducement Amount shall be no greater than a general, unsecured creditor of the Company, and will be wholly dependent on the Company’s ability to pay such amounts as and when they come due.

6. I understand and agree that the Letter and this Salary Deferral Election constitute an amendment to any employment agreement, offer letter, or similar agreement that I may have with the Company, and that the terms and conditions of the Letter and of this Salary Deferral Election supersede any inconsistent terms of such other agreements.

7. I understand and agree that all other terms and conditions of any employment agreement, offer letter, or similar agreement that I may have with the Company shall remain in full force and effect.

8. I understand and agree that the Letter, the Deferral Opportunity, and this Salary Deferral Election are intended to be exempt from the requirements of the Employee Retirement Income Security Act of 1974, as amended, as well as the provisions of Section 409A of the Internal Revenue Code of 1986, as amended. I understand and agree that I am solely responsible for any tax consequences that may apply to me based on the arrangement created by the Letter, the Deferral Opportunity, and this Salary Deferral Election.

This Salary Deferral Election is hereby executed by the Employee identified below, on the date set forth below.

Employee Signature

Print Employee Name

Date

Accepted and agreed to by the Company:

Geovic Mining Corp.

By:

Title:

Date:

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